Exhibit 10.90

                            TIME BROKERAGE AGREEMENT



         TIME  BROKERAGE  AGREEMENT,  made as of  April 1,  1996 by and  between
American   Radio   Systems   Corporation   (the   "Programmer")   and   Crescent
Communications L.P. (the "Licensee").

         WHEREAS Licensee owns and operates Broadcast Station, KMZQ(FM), Henderson, Nevada, and KFBI(FM), Palrump, Nevada, (each a "Station", and together the "Stations") pursuant to licenses issued by the Federal Communications Commission ("FCC").

         WHEREAS   Programmer  is  involved  in  radio  station   ownership  and
operation.

         WHEREAS the Licensee wishes to permit Programmer to provide programming for the Stations that is in conformity with the Stations' and FCC policies for time brokerage arrangements and as set forth herein.

         WHEREAS Programmer agrees to use the Stations exclusively to broadcast such programming of its selection that is in conformity with all rules, regulations and policies of the FCC and subject to Licensee's full authority to control the operation of the Stations.

         WHEREAS Programmer and Licensee agree to work in a cooperative fashion to make their time brokerage agreement work to the benefit of both parties and as contemplated in this Agreement.

         WHEREAS,  Programmer  and Licensee have entered into an Asset  Purchase
Agreement dated as of the date of this Agreement (the "Asset Purchase Agreement") under which Licensee agreed to sell the Stations to Programmer, as filed with an application for FCC consent to assign the Stations' licenses from Licensee to Programmer.


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         NOW,  THEREFORE,  in consideration of the above recitals and the mutual promises and covenants contained herein, the parties, intending to be bound legally, agree as follows:

                                    Section 1
                            Lease of Station Air Time

         1.1 Representations. Each of Licensee and Programmer represent that it is authorized to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

         1.2 Effective Date. The Effective Date of this Agreement shall be the date of execution of this Agreement by all parties.

         1.3 Scope. During the Term (as defined in Section 6.1), Licensee shall make available to Programmer time on the Stations as set forth in this Agreement. Programmer shall deliver such programming, at its expense, to the Station's transmitter facilities or other authorized remote control point as reasonably designated by Licensee. Subject to Licensee's reasonable approval, as set forth in this Agreement, Programmer shall provide entertainment programming of its selection complete with commercial matter, news, public service announcements and other suitable programming to the Licensee up to one hundred sixty-four (164) hours per week. The Licensee may use the remaining four hours per broadcast week for the broadcast of its own regularly scheduled news, public affairs and other non-entertainment programming and shall provide Programmer with advance written notice of such hours of programming. All time not reserved by or designated for Licensee shall be available for use by Programmer and no other party.

         1.4 Consideration. As consideration for the air time made available hereunder, Programmer shall (a) pay to Licensee a monthly fee of One Hundred and Sixty-Five Thousand Dollars ($165,000), payable no later than the fifth (5th) business day of the month to which such

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fee  pertains,  (b) pay to Licensee the cost of  Programmer's  telephone  usage, postal service usage and electrical usage at the studio for the Stations and Programmer shall reimburse to Licensee additional amounts as set forth in
Section 1.6 hereof.

         1.5 Licensee Operation of the Station. Licensee will have full authority, power and control over the operations of the Station during the term of this Agreement. Licensee will bear all responsibility for the Stations' compliance with all applicable provisions of the Communications Act of 1934, as amended (the "Communications Act"), the rules, regulations and policies of the FCC and all other applicable laws. Licensee shall be solely responsible for and pay in a timely manner all non-capital, ordinary and customary operating expenses of the Stations, including but not limited to maintenance of the studio and transmitting facility and costs of electricity except that Licensee shall be entitled to reimbursement from Programmer pursuant to Sections 1.4 and 1.6(b) and Programmer shall be responsible for the costs of its programming and personnel as provided in Sections 1.7 and 2.3 hereof. Licensee shall employ at its expense employees consisting of, at a minimum, those required by FCC rules and regulations who will report to and be accountable to the Licensee. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel it employs at the Stations and shall maintain insurance at its present levels covering the Stations' transmission facilities. During the term of this Agreement, Programmer shall perform, without charge, routine monitoring of Licensee's transmitter performance and tower lighting if and when requested by Licensee.

         1.6      (a) Licensee Representations and Warranties.

         Licensee represents and warrants as follows:

         Licensee shall not knowingly take any action or omit to take any action which would have an adverse impact upon the Licensee, its assets utilized in the operation of the Station, the

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Station or upon  Licensee's  ability to perform  this  Agreement.  All  reports, annual regulatory fees and applications required to be filed with the FCC or any other governmental body have been, and during the course of the term of this Agreement or any extension thereof, will be filed in a timely and complete manner. The facilities of the Station are and will continue to comply in all material respects with the engineering requirements set forth in the FCC licenses of the Station.

                  (b) Contractual Fees. Licensee shall make timely payments to third parties under the contracts listed on Attachment 2 hereto. Licensee shall be reimbursed by Programmer for such payments within five (5) business days following presentation to Programmer of reasonable verification of such payment.

         1.7 Programmer Responsibility. Programmer shall be solely responsible for any expenses incurred in connection with its sale of advertising time hereunder (including without limitation sales commissions) in connection with the programming provided by Programmer hereunder (the "Programming") and in the origination and/or delivery of the Programming to the integration point at the studio for the Stations and for any publicity or promotional expenses incurred by Programmer, including without limitation, all ASCAP, BMI, and SESAC music license fees attributable to the Programming. Programmer shall furnish or cause to be furnished the artistic personnel and material for the production of the Programming. Programmer shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of the Programming and all sales personnel (including salespeople, traffic personnel, and programming staff).

         1.8 Contracts. Programmer will not be required to assume performance of any of the Licensee's contracts and leases pertaining to the Stations except for the contracts and leases listed on Attachment III hereof. Programmer will enter into no third-party contracts, leases or agreements which will bind Licensee in any way except with Licensee's prior written approval.

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Licensee will enter into no third-party  contracts,  leases or agreements  which will bind Programmer in any way except with Programmer's prior written approval. Programmer shall assume the obligations of Licensee, up to a maximum net obligation of ________________ Dollars ($__________), to provide advertising time under the terms of existing trade and barter agreements as listed on Attachment III-A and Licensee shall assign all of its rights under those trade and barter agreements to Programmer.

         1.9 (a) Broadcasting Obligations. During the Term, except as provided in Section 6.2, Licensee will broadcast the Programming in its entirety (including commercials), on either the main or auxiliary facilities of the Stations, without interruption, deletion or addition of any kind, except as set forth below:

                           (i)  Licensee  shall have the right to delete and not
to broadcast any material contained in the Programming which it regards as being unsuitable for broadcast or the broadcast of which it believes would be contrary to the public interest, and Licensee shall have the right to substitute such programming therefor as it deems appropriate;

                           (ii)   Licensee   may   temporarily    refrain   from
broadcasting the Programming between the hours of 12:30 a.m. and 5:30 a.m. (or at some other hour in the event that weather conditions so require) in order to perform normal, customary and routine maintenance on the Stations' transmitting facilities; provided that Licensee shall use its best efforts to minimize the frequency and duration of such interruptions;

                           (iii) Licensee may temporarily cease broadcasting the
Programming as a result of a natural disaster, act of public enemy or act of God; provided that in any such case, Licensee will act expediently and use its best efforts to resume the broadcast of the Programming as quickly as the applicable circumstances will allow; and

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                           (iv)   Licensee   may   temporarily    refrain   from
broadcasting the Programming as a result of, and during the duration of, (i) a general electrical power outage affecting the area in which the Stations' transmitting equipment is located or (ii) a technical problem with the Station's transmitting equipment which is outside of Licensee's control and which is not directly or indirectly the result of any act or omission of Licensee or any of its employees or agents; provided that in either such case, Licensee will act expediently and use its best efforts to resume the broadcast of the Programming as quickly as the applicable circumstances will allow.

         Programmer shall not be entitled to any credit or refund of any fees in the event of any of the events described in (i) - (iv) above.

                  (b) Hourly Credit. Programmer shall receive from Licensee, as a refund consisting of a flat rate credit of $235 per hour ("Hourly Credit"), for any part of the weekly one hundred sixty-four (164) hours of programming time that Licensee uses to broadcast its own programming including periods during which Licensee is unable, for any reason (except, as provided in Section 1.9(a) and except for Programmer's failure to deliver its programming to Licensee), to broadcast the Programming. Such refunds to Programmer shall be paid within ten (10) days of the end of each month.

         1.10 Station Operation. Licensee shall notify Programmer in writing at least five (5) business days prior to (i) making any changes in management personnel, (ii) entering into any material contractual obligations, (iii) purchasing equipment, or (iv) making any other material changes in the operation of the Station. Licensee agrees to purchase such equipment or other material or services which Programmer may reasonably suggest are necessary for the Station's operations provided that Programmer agrees to reimburse the Licensee for all costs associated with such purchases including, without limitation, installation, wiring and similar related costs.

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         1.11 Use of Stations'  Studios.  Licensee agrees to provide  Programmer with access to the Stations' complete facilities including the studios and broadcast equipment for use by Programmer, if it so desires, in providing the Programming; provided, however, that Licensee shall maintain, for its sole use, sufficient space at the Stations' studios for its management level employees. Under the overall supervision of Licensee, Programmer shall and may peacefully and quietly have the full use of and enjoy the use of the Stations' facilities, studios and equipment free from any hindrance from any person or persons whomsoever claiming by, through or under Licensee. Programmer shall use the studios and equipment only for the purpose of producing programming for the Station or for any other stations owned or time brokered by the Programmer within the Las Vegas, Nevada ADI and shall at all times be subject to the good faith oversight of Licensee.

                                    Section 2
                 Station Obligations to the Community of License

         2.1 Licensee Authority. Notwithstanding any other provision of this Agreement, Programmer recognizes that Licensee has certain obligations to broadcast programming to meet the needs and interests of the community of license for the Stations. On a regular weekly basis the Licensee shall air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of the Licensee to discharge its obligations to the public and to comply with the law, rules and policies of the FCC with respect to meeting the ascertained needs and interests of the public.

         2.2 Additional Licensee and Programmer Obligations. Although both parties shall cooperate in the broadcast of emergency information over the Stations, Licensee shall also retain the right to interrupt Programmer's programming in case of an emergency or for programming which, in the reasonable good faith judgment of Licensee, is of overriding public importance.

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Such interruption shall not entitle Programmer to any credits on fees.  Licensee shall continue to maintain a main studio, as that term is defined by the FCC, within the Stations' principal community contour, shall maintain its local public inspection file within the community of license and shall prepare and place in such inspection file its quarterly issues and program lists on a timely basis. Programmer shall, upon request by Licensee, provide Licensee on a timely basis with information with respect to certain of Programmer's programs which should be included in Licensee's quarterly issues and programs lists. Licensee shall also maintain the station logs, receive and respond to telephone inquiries, and control and oversee any remote control point for the Stations.

         2.3  Responsibility  for  Employees and  Expenses.  In accordance  with
Section 1.7, Programmer shall employ and be solely responsible for the salaries, taxes, insurance and related costs for all personnel employed by Programmer (including, without limitation, salespeople, traffic personnel, board operators and programming staff). Licensee will provide and be responsible for the Stations' personnel employed by Licensee and necessary to fulfill Licensee's obligations hereunder, and will be responsible for the salaries, taxes, insurance and related costs for all the personnel it employs. All personnel shall be subject to the overall supervision of Licensee, consistent with Programmer's right to the use of the Stations' facilities pursuant to Section
1.12 hereof.

                                    Section 3
                          Station Programming Policies

         3.1 Broadcast Station Programming Policy Statement. Licensee has adopted and will enforce a Broadcast Station Programming Policy Statement (the "Policy Statement"), a copy of which appears as Attachment IV hereto and which may be amended from time to time by Licensee upon notice to Programmer. Programmer agrees and covenants to comply in all

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material respects with the Policy  Statement,  with all rules and regulations of the FCC, and with all reasonable changes subsequently made by Licensee or the FCC. If Licensee reasonably determines that a program supplied by Programmer does not comply with the Policy Statement it may suspend or cancel such program and shall provide written notice to Programmer of such decision. All Programming shall comply with the Policy Statement, the Communications Act and FCC rules and regulations. All advertising spots and promotional material or announcements included in the Programming shall comply with applicable federal, state and local regulations and policies, the Policy Statement, and shall be produced in accordance with quality standards established by Programmer.

         3.2 Licensee Control of Programming. Programmer recognizes that Licensee has full authority to control the operation of the Stations. The parties agree that Licensee's authority includes but is not limited to the right to reject or refuse such portions of the Programming which Licensee believes, in its sole discretion, to be unsatisfactory, unsuitable or contrary to the public interest. Programmer shall have the right to change the Programming elements and/or format of the Programming by giving Licensee at least twenty-four (24) hours notice of such changes.

         3.3 Programmer Compliance with Copyright Act. Programmer represents and warrants to Licensee that Programmer has full authority to broadcast the Programming on the Stations, and that Programmer shall not broadcast any slanderous material or any material in violation of any law, rule, regulation, including regulation without limitation the Communications Act, the rules and regulations of the FCC or the Copyright Act. All music supplied by Programmer shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or
(iii) cleared at the source by Programmer. Consistent with Section 1.7 hereof, Licensee will maintain ASCAP, BMI and SESAC licenses as necessary. The right to use the Programming and to authorize its use in any manner shall be and remain vested in Programmer.

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         3.4  Sales.  Programmer  shall  retain  all  revenues  from the sale of advertising time within the Programming. Programmer may sell advertising, consistent with applicable rules, regulations and the Policy Statement, on the Stations in combination with any other broadcast stations of its choosing. Programmer shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the Programming. Licensee shall retain all revenues from the sale of Stations' advertising during the hours each week in which the Licensee airs its own non-entertainment programming, with the exception provided for certain political advertising as set forth in Section 5.2 herein.

         3.5 Payola. Programmer agrees that it will not accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and FCC requirements. Programmer agrees at the reasonable request of Licensee, to execute and provide Licensee with a Payola Affidavit, substantially in the form attached hereto as Attachment V.

         3.6 Staffing Requirements. Licensee shall comply with the main studio staff requirements as specified by the FCC.

                                    Section 4
                                 Indemnification

         4.1 Programmer's Indemnification. Programmer shall indemnify and hold harmless Licensee, its partners and their respective directors, officers and stockholders from and against

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any and all claims,  losses,  costs,  liabilities,  damages, FCC forfeitures and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, including but not limited to, those arising out of (a) Licensee's broadcast of the Programming and (b) liabilities of Programmer to its employees and other third parties.

         4.2 Licensee's Indemnification. Licensee shall indemnify and hold harmless Programmer from and against any and all claims, losses, costs, liabilities, damages, and expenses (including reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, arising out of Licensee's broadcasts of programming other than the Programming to the extent permitted by law.

         4.3 Limitation. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this section unless such claim for indemnification is asserted in writing delivered to the other party.

         4.4 Time Brokerage Challenge. If this Agreement is challenged at the FCC, whether or not in connection with the Stations' license renewal application, counsel for the Licensee and counsel for the Programmer shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Programmer. If portions of this Agreement do not receive the approval of the FCC staff, then the parties shall reform the Agreement or, at Programmer's option and expense, seek reversal of the staff decision and approval from the full FCC on appeal.

                                    Section 5
                Access to Programmer Materials and Correspondence

         5.1 Confidential Review. Prior to the provision of any of the Programming by Programmer to Licensee under this Agreement, Programmer shall acquaint the Licensee with the

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nature and type of the  programming  to be  provided.  Licensee,  solely for the purpose of ensuring Programmer's compliance with the law, FCC rules and the Stations' policies, shall be entitled to review at its discretion from time to time on a confidential basis any programming material it may reasonably request. Programmer shall promptly provide Licensee with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), copies of all program logs and promotional materials. However, nothing in this section shall entitle Licensee to review the internal corporate or financial records of the Programmer.

         5.2 Political Advertising. Programmer shall cooperate with Licensee to assist Licensee in complying with all rules of the FCC regarding political advertising. Programmer shall supply such information promptly to Licensee as may be necessary to comply with the lowest unit rate, equal opportunities and reasonable access requirements of federal law. To the extent that Licensee deems it necessary to assure its performance of its political time obligations, Programmer shall release advertising availabilities to Licensee; provided, however, that all revenues received by Licensee as a result of such a release of advertising time shall promptly be paid to Programmer, net of any direct out-of-pocket costs incurred by Licensee in selling the political advertising and administering its broadcast.

                                    Section 6
                      Termination and Remedies Upon Default

         6.1 Term; Termination. The term of this Agreement (the "Term") shall commence on the date of this Agreement and shall terminate on the earlier of (i) the date of any termination of the Asset Purchase Agreement pursuant to the terms thereof, (ii) the date of any termination of this Agreement pursuant to this Section 6.1 and (iii) the Closing Date (as defined in the Asset Purchase Agreement). In addition to other remedies available at law or equity and the provisions

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of Section 1.2 hereof,  this  Agreement  may be terminated as set forth below by either Licensee or Programmer by written notice to the other if the party seeking to terminate is not then in material default or breach hereof, upon the occurrence of any of the following:

                  (a) this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                  (b) the other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party, which notice shall specify the breach and the action necessary to cure such breach;

                  (c) the mutual consent of both parties

                  (d) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review.

         Upon any termination of this Agreement, Licensee shall have no further obligation to provide to Programmer any broadcast time or broadcast transmission facilities and Programmer shall have no further obligations under Section 1.6(b) hereof or to make any payments to Licensee under Section 1.4 hereof. Programmer shall be responsible for all debts and obligations of Programmer to third parties based upon the purchase of air time and use of Licensee's transmission facilities including, without limitation, accounts payable, barter agreements and unaired advertisements, but not for Licensee's federal, state and local income and business franchise tax liabilities or taxes levied upon Licensee's personal property. In the event of any termination, Programmer shall be entitled to retain all notes and accounts receivable and other receivables of the Stations accrued as of the date of such termination (the "Termination Date") relating to advertising time sold by Programmer between the date of this Agreement and the

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Termination  Date  ("Programmer  Receivables"),  and shall be entitled to pursue collection thereof. Licensee shall pay over to Programmer any sums received by Licensee on account of the Programmer Receivables. Notwithstanding anything herein to the contrary, to the extent that any invoice, bill or statement submitted to Licensee after the Termination Date or any payment made by Programmer prior to the Termination Date relates to expenses incurred in operating the Stations, for periods both before and after the Termination Date, such expenses shall be prorated between Licensee and Programmer in accordance with the principle that Programmer shall be responsible for expenses allocable to the period prior to the Termination Date and Licensee shall be responsible for expenses allocable to the period on and after the Termination Date. Each party agrees to reimburse the other party for expenses paid by the other party to the extent appropriate to implement the proration of expenses pursuant to the preceding sentence.

         6.2 Programmer's Remedies for Operational Deficiencies. Programmer shall have the following remedies for deficiencies in or events related to Licensee's transmitting facility:

                  (a) If Programmer receives during the first sixty (60) days of this Agreement a report of a consulting engineer, chosen by Programmer, which concludes that the Stations are not operating in all material respects within the parameters authorized by the FCC or that the Stations' actual coverage of the market is materially less than such authorization allows, Licensee shall be obligated, at its expense, to take such steps as are reasonably necessary to restore the effective coverage or operating parameters of the relevant Station or demonstrate, by the use of the report of another consulting engineer, hired at its expense, that the coverage or operating parameters are not materially deficient. If the Stations' effective coverage or operating parameters continue to be materially deficient within thirty (30) days of notice of the coverage or operating deficiencies, then Programmer shall be entitled to a refund, of equal to the Hourly

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Credit  amount set forth in Section 1.9 for each hour of  deficiency  until such deficiencies are corrected and such refunds shall be made within ten (10) days of the end of the month.

                  (b) If for a period of five (5) consecutive days or more Licensee reduces its transmitter output power on the Stations by fifty percent (50%) or more, Programmer may elect to require Licensee to pay a refund equal to one half of the Hourly Credit amount set forth in Section 1.9 for so long each hour that such power reduction continues to occur if Programmer has, in fact, been required to make rebates and/or other financial accommodations to its advertisers as a result of such power reduction. Such refund shall be reflected in a refund payment by Licensee to Programmers a result of such power reduction. Such refund shall be reflected in a refund payment by Licensee to Programmer within ten (10) days of the end of the month in which such power reduction occurs.

                  (c) If, due to damage to or failure of transmission equipment, the Stations are off the air for five (5) consecutive days or for a total of one hundred twenty (120) hours during any thirty (30) day period, Programmer shall be entitled to a full refund, on a daily basis, equal to, the Hourly Credit amount set forth in Section 1.9 for each hour the Stations are off the air, and such refund shall be paid within ten (10) days of the end of the month in which the Stations are off the air.

         6.3 Other Agreements. During the Term, Licensee will not enter into any other time brokerage, program provision, local management or similar agreement with any third party with respect to the Stations.


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                                    Section 7
                                  Miscellaneous

         7.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, including specifically any purchaser of the Stations from Licensee. Neither party may assign its rights under this Agreement without the prior written consent of the other party which shall not be unreasonable withheld, provided, however that (a) Programmer has the absolute right to assign this Agreement and all of its rights and obligations hereunder, following written notice to the Licensee, to an entity controlled by American Radio Systems Corporation, provided that such entity assumes all of Programmer's obligations under this Agreement and that such assignment shall not release Programmer from any of its obligations under this Agreement and (b) Licensee has the right to assign its payments hereunder to its Lenders upon written notification to Programmer.

         7.2 Call Letters. Upon request of Programmer and at Programmer's expense, Licensee shall apply to the FCC for authority to change the call letters of the Stations (with the consent of the FCC) to such call letters that Programmer shall reasonably designate. Licensee shall cooperate with Programmer and receive Programmer's consent prior to making any change in the call letters of the Stations.

         7.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         7.4 FCC Certification  (47 C.F.R. ss. 73.3555(a) (2) (ii).  Pursuant to
Section 73.3555(a)(2)(ii) of the FCC's rules, Licensee certifies that it maintains ultimate control over the Stations' facilities, including specifically control over finances, personnel and programming at

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the Stations and the Programmer  certifies that this Agreement complies with the provisions of Sections 73.3555(a)(1) and (e)(1) of the FCC's rules.

         7.5 Payment of Legal Fees. Except as otherwise provided, Programmer shall pay Licensee's reasonable legal fees and related expenses incurred in connection with Licensee's consideration and negotiation of this Agreement.

         7.6 Entire Agreement. This Agreement, the Attachments hereto and the Asset Purchase Agreement embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement will be effective unless evidenced by an instrument in writing signed by the parties.

         7.7 Taxes. Licensee and Programmer shall each pay its own ad valorem taxes, if any, which may be assessed on such party's respective personal property for the periods that such items are owned by such party. Programmer shall pay all taxes if any, to which the consideration specified in Section 1.4 herein is subject, provided that Licensee is responsible for payment of its own income taxes. Each party shall be responsible for any sales tax imposed on advertising aired during the programming provided by that party.

         7.8 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         7.9 Governing Law. The obligations of Licensee and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Communications Act, and the rules and regulations of the FCC. The construction and performance of the Agreement will be governed by the laws of the Commonwealth of Massachusetts.

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         7.10 Notices. Any notice, demand or request required or permitted to be given under the provisions of the Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses, or to such other address as any party may request, in the case of Licensee, by notifying Programmer, and in the case of Programmer, by notifying Licensee.

To Licensee:               Crescent Communications, L.P.
                           4407 Providence, Suite F
                           Winston-Salem, NC  27106
                           Attn:  Allen B. Shaw
                           Fax:  (910) 759-7666

Copies To:                 Goodwin, Procter & Hoar, LLP
                           Exchange Place
                           53 State Street
                           Boston, MA  02109
                           Attn:  David F. Dietz, P.C.
                           Fax:  (617) 523-1231

To Programmer:             American Radio Systems Corporation
                           116 Huntington Avenue
                           Boston, MA  02116
                           Attn:  Steven B. Dodge, President
                           Fax:  (617) 375-7575

Copies To:                 American Radio Systems Corporation
                           116 Huntington Avenue
                           Boston, MA  02116
                           Attn:  Michael B. Milsom, Esq.
                           Fax:  (617) 375-7575

                           Dow, Lohnes and Albertson
                           1200 New Hampshire Ave., N.W.
                           Suite 800
                           Washington, DC  20036
                           John R. Feore, Jr. Esq.
                           Fax:  (202) 857-2900


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         7.11   Severability.   If  any  provision  of  this  Agreement  or  the
application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         7.12 Specific Performance. The parties recognize that in the event Licensee should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Programmer shall therefore be entitled to seek specific performance of all terms of this Agreement. In the event of any action to enforce this Agreement, Licensee hereby waives the defense that there is adequate remedy at law.

         7.13 Arbitration. Any dispute arising out of or related to this Agreement that Licensee and Programmer are unable to resolve by themselves shall be settled by arbitration in Boston, Massachusetts by a panel of three arbitrators. Licensee and Programmer shall each designate one disinterested arbitrator and the two arbitrators designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve a dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Licensee and Programmer. The costs and expenses of the arbitration proceeding shall be assessed between Licensee and Programmer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or in equity based upon any claim

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arising out of or related to this Agreement  shall be instituted in any court by
Licensee or Programmer against the other except: (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section; or (iii) a suit for specific performance pursuant to Section 7.12.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    LICENSEE:
                                    CRESCENT COMMUNICATIONS L.P.
                                    By: CRESCENT COMMUNICATIONS GP, INC.,
                                          Its General Partner



                                    By:  _____________________________________



                                    PROGRAMMER:
                                    AMERICAN RADIO SYSTEMS CORPORATION


                                    By:   ____________________________________




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